Exhibit 21.1

List of Subsidiaries of the Registrant

Company Name	Jurisdiction of Formation	Ownership
Alpha Tech Innovations Ltd.	BVI	100%
Merry International Technical Services (Hong Kong) Limited	Hong Kong	100%